Exhibit 10.267

PROPERTY MANAGEMENT AGREEMENT

dated as of October 29, 2015

between

BR CARROLL PHILLIPS CREEK RANCH, LLC

Owner

and

CARROLL MANAGEMENT GROUP, LLC

Manager

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is made as of October 29, 2015 (the “Effective Date”), by and between BR CARROLL PHILLIPS CREEK RANCH, LLC, a Delaware limited liability company ("Owner"), and CARROLL MANAGEMENT GROUP, LLC, a Georgia limited liability company ("Manager").

RECITALS:

A.           Owner is the owner of certain real property more particularly described in Exhibit “A” attached hereto and incorporated herein by this reference, upon which certain improvements consisting of a 352-unit multifamily Project and related amenities, landscaping, parking facilities and other common areas have been constructed (collectively, the "Project").

B.           Manager has represented to Owner that Manager is experienced in the management, leasing, operation, bookkeeping, reporting, marketing, maintenance and repair of projects similar to the Project;

C.           Owner hereby appoints Manager as sole and exclusive agent of Owner to manage the Project on the terms herein and Manager accepts such appointment on the terms herein and agrees to use diligent efforts to conduct and enhance the management of the Project, subject to the terms herein; and

D.           The relationship of Manager to Owner shall be that of an independent contractor. Nothing herein shall be construed as creating a partnership, joint venture, or any other relationship between the parties hereto;

NOW, THEREFORE, in consideration of the premises and the sum of TEN AND NO/100 DOLLARS ($10.00) paid by Owner to Manager, and for other valuable consideration, including the mutual covenants hereinafter set forth, the receipt, adequacy, and sufficiency of which are acknowledged by the parties hereto, Owner and Manager covenant and agree as follows:

1.	Definitions.

"Affiliate" means any person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a designated Person.

“Annual Business Plan” shall mean, with respect to calendar year 2015, the Annual Business Plan for the management and operation of the Project attached hereto as Exhibit “B” and incorporated herein by this reference, and for all other years during the term of this Agreement, the Annual Business Plan for such year established pursuant to Section 5(e) below.

“Applicable Law” shall mean all building codes, zoning ordinances, laws, orders, writs, ordinances, rules and regulations of any Federal, state, county, city, borough, or municipality, or of any division, agency, bureau, court, commission or department or of any division, agency, bureau, court, commission or department thereof, or of any public officer or official, having jurisdiction over or with respect to the Project.

1

“Approved Operating Expenses” shall mean, with respect to calendar year 2015, the expenses set forth in the Annual Business Plan attached hereto as Exhibit “B” and incorporated herein by this reference, and for all other years during the term of this Agreement, the expenses contained in the Annual Business Plan for such year established pursuant to Section 5(e) below, together with all other operating expenses with respect to the Project which are otherwise approved by Owner or permitted pursuant to the express terms of this Agreement.

“Cause” shall have the meaning set forth in the Operating Agreement.

“Claims” shall have the meaning set forth in Section 9(a) below.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of succeeding law.

“Confidential Information” shall mean the books, records, business practices, methods of operations, computer software, financial models, financial information, policies and procedures, and all other information relating to Owner and the Project (including any such information relating to the Project generated by Manager), which is not available to the public.

“Controllable Expenses” shall mean all expenses, other than Uncontrollable Expenses, with respect to the Project.

“Depository Accounts” shall have the meaning set forth in Section 5(c) below.

“Emergency” shall mean an event requiring action to be taken prior to the time that approval could reasonably be obtained from Owner, (i) in order to comply with Applicable Law, any insurance requirement or this Agreement, or to preserve the Project (or any part thereof), or (ii) for the safety of any Tenants, occupants, customers or invitees thereof, or (iii) to avoid the suspension of any services necessary to the Tenants, occupants, licensees or invitees thereof.

“Emergency Expenditures” shall have the meaning set forth in Section 5(k) below.

“Excluded Items” means:

(a)           capital contributions by Owner or any interest therein;

(b)           the refinancing of any loan or any voluntary conversion, sale, exchange or other disposition of the Project or any portion thereof;

(c)           casualty insurance proceeds;

(d)           proceeds of condemnation awards;

(e)           any deposits including rental, security, damage, or cleaning deposits;

(f)           interest on investments or otherwise;

(g)           abatement of taxes;

2

(h)           any utility reimbursements received from Tenants for amounts actually paid by Owner or Manager directly to the utility companies (Owner acknowledging and agreeing that any revenues, fees, mark-ups and overhead charges received from Tenants in excess of amounts actually paid to the utility companies shall be included in Monthly Gross Receipts);

(i)           discounts and dividends on insurance policies; and

(j)           other income not directly derived from Manager's management of the Project.

“Leases” shall have the meaning set forth in Section 5(f)(ii) below.

“Loan Documents” shall mean any and all documents evidencing or securing any indebtedness obtained by Owner and secured by the Project with respect to which Manager has received written notice from Owner, as same shall be amended, replaced, refinanced or otherwise modified from time to time during the Term of this Agreement. Manager acknowledges receipt of the Loan Documents of even date herewith evidencing and securing that certain Loan in the original maximum principal amount of $38,650,000.00, more or less, from CBRE Capital Markets, Inc, and its successors or assigns (collectively, “Lender”) to Owner.

“Management Fee” shall have the meaning set forth in Section 4(a).

“Manager Indemnitees” shall have the meaning set forth in Section 9(b) below.

“Manager’s Event of Default” shall have the meaning set forth in Section 10(a) below.

“Master Insurance Program” shall have the meaning set forth in Section 6(b) below.

“Monthly Gross Receipts” shall include the entire amount of all Rental Income and additional revenues derived from the Project other than the Excluded Items, including all receipts, determined on a cash basis, from:

(a)	Rental Income;

(b)	Owner's share of vendor income proceeds from vending machines and concessions; and

(c)	All other income and cash receipts attributable to or derived from the Project other than the Excluded Items.

“Operating Agreement” shall mean that certain Limited Liability Company Agreement for BR Carroll DFW Portfolio JV, LLC, dated as of the Effective Date.

“Owner Indemnitees” shall have the meaning set forth in Section 9(a) below.

“Owner’s Event of Default” shall have the meaning set forth in Section 10(c) below.

“Person” means any individual, partnership, corporation, trust, limited liability company or other entity.

3

“Project” shall have the meaning set forth in the recitals above.

“Reimbursable Expenses” shall have the meaning set forth in Section 4(b) below.

“Rental Income” means all rent and other charges due from Tenants, from users of garage spaces, storage closets, parking charges, and from any other lessees of other non-dwelling facilities, if any, in the Project, from concessionaires in consequence of the authorized operation of facilities in the Project maintained primarily for the benefit of Tenants, and all other rental fees and other charges otherwise due Owner and collected by Manager with respect to the Project.

“Security Account” shall have the meaning set forth in Section 5(d) below.

“Tenants” shall have the meaning set forth in Section 5(d) below.

“Uncontrollable Expenses” shall mean the following expenses with respect to the Owner or the Project: taxes and insurance; licenses; HOA assessments; utilities; unanticipated material repairs that are essential to preserve or protect the Project; debt service; and costs due to a change in law.

2.           Appointment of Manager. On and subject to the terms and conditions of this Agreement, Owner hereby retains Manager commencing on the Effective Date (the “Commencement Date”) to manage and lease the Project.

3.           Term. This Agreement shall commence on the Commencement Date and shall continue for a term of thirty-six (36) months (the “Initial Term”) or until Manager is terminated pursuant to Section 11 of this Agreement. For avoidance of doubt, the Initial Term shall be automatically extended for additional twelve (12) month periods unless either party terminates this Agreement pursuant to Section 11.

4.           Management Fee; Other Fees; Reimbursement of Expenses. In consideration of the performance by Manager of its duties and obligations hereunder:

(a)           Owner agrees to pay to Manager a fee computed and payable monthly in arrears in an amount equal to three percent (3.00%) of Monthly Gross Receipts (the “Management Fee”). The Management Fee shall be deducted each month from the Monthly Gross Receipts to be paid to Owner pursuant to this Agreement.

(b)           Subject to the Annual Business Plan, Owner agrees to reimburse Manager for the aggregate expenses incurred by Manager in connection with or arising from the ownership, operation, management, repair, replacement, maintenance and use or occupancy of the Project, including, without limitation, those costs expressly set forth in Exhibit “C” attached hereto and incorporated herein by this reference (all items to be reimbursed pursuant to this Section 4(b) are referred to herein as “Reimbursable Expenses”). If any such Reimbursable Expenses are a part of the Approved Operating Expenses and are paid by Manager and not from Monthly Gross Receipts on hand, then Owner agrees to reimburse such amounts to Manager. All other Reimbursable Expenses which are not a part of Approved Operating Expenses and not contained in the list set forth in Exhibit “C” attached hereto must be approved by Owner in advance, such approval not to be unreasonably withheld, conditioned or delayed. Manager shall submit to Owner an invoice detailing the calculation of such Reimbursable Expenses no later than the fifteenth (15th) day of each month for the immediately preceding month. The Reimbursable Expenses then owed shall be deducted each month from the Monthly Gross Receipts to be paid to Owner pursuant to this Agreement.

4

(c)           Intentionally Omitted.

(d)           A construction management fee in the amount of five percent (5.0%) of any expenses incurred in connection with (a) all interior renovation projects with respect to the units in the Project to the extent costs with respect to same exceed $10,000, in the aggregate, in any single calendar year, (b) any individual capital expenditure project set forth in the Annual Business Plan, and (c) any other individual capital expenditure project the cost of which exceeds $10,000, which fee shall be calculated and paid upon each respective draw and within thirty (30) days of final draw or following completion of the restoration or satisfaction of the claim, whichever is applicable.

(e)           A fee will be charged for the initial takeover of the Project in the amount of $2,000.00 to cover costs for training and marketing of the Project.

(f)           Intentionally Omitted

(g)           Upon the termination of this Agreement by Owner pursuant to Section 11(c), Owner shall pay to Manager a close-out fee equal to the sum of the Management Fees paid by Owner to Manager for the full three (3) months immediately preceding the date of termination (the “Close Out Fee”). The Close Out Fee shall be deducted from the final month’s Monthly Gross Receipts to be paid to Owner.

5.	Authority and Responsibilities of Manager.

(a)           Independent Contractor. In the performance of its duties hereunder, Manager shall be and act as an independent contractor, with the sole duty to supervise, manage, operate, control, direct and determine the methods of performance of the specified duties and obligations hereunder. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment relationship, or otherwise to create any liability for one party with respect to indebtedness, liabilities or obligations of the other party except as otherwise may be expressly set forth herein.

(b)           Standard of Care. Manager shall perform its duties and obligations in a professional manner, and shall maintain the Project in accordance with the applicable Annual Business Plan and in accordance with the standards a reasonably prudent multifamily property manager would employ with respect to properties of similar age, size, and class as the Project in the market area in which the Project is located.

5

(c)           Depository Accounts. All Monthly Gross Receipts from the Project, after deducting Approved Operating Expenses, Reimbursable Expenses and the Management Fee, shall be deposited by Manager into one or more deposit accounts designated by Owner (each a “Depository Account”). All Depository Accounts shall be the sole and exclusive property of Owner, and Manager shall retain no interest therein, except as may be expressly provided in this Agreement. Manager shall not commingle Depository Accounts with any other funds. Checks may be drawn upon such Depository Accounts only by persons authorized by Owner in writing to sign checks, at least one of whom shall be a designee of Manager. No loans shall be made from the Depository Account. All Depository Accounts shall be established in the name of Owner.

(d)           Security Deposits. Manager shall deposit and maintain all security deposits in a separate account designated by Owner and insured by the Federal Deposit Insurance Corporation (the “Security Account”). Manager shall fully fund all security deposits actually received by Manager from tenants of the Project under written leases (collectively, “Tenants”) into the Security Account, notwithstanding whether Applicable Law requires full funding. The Security Account shall be a segregated account that is distinct from the Depository Accounts and any other accounts relating to the Project or Manager. The Security Account shall be the sole and exclusive property of Owner, and Manager shall retain no interest therein, except as may be expressly provided herein. Manager shall not commingle the Security Account with any other funds. Checks may be drawn upon the Security Account only by persons authorized by Owner in writing to sign checks, at least one of whom shall be a designee of Manager. No loans shall be made from the Security Account. Manager shall not use a "standardized clearing account" for the Security Account. The Security Account shall be established in the name of Manager to be held in trust for Owner.

(e)            Annual Business Plan.

(i)	The initial Annual Business Plan for the balance of calendar year 2015 approved by Owner and Manager is attached hereto as Exhibit “B” and is incorporated herein for all intents and purposes under this Agreement (the “Initial Business Plan”).

(ii)	For Annual Business Plans for calendar years 2016 and 2017, Manager agrees to prepare an Annual Business Plan for the operation of the Project for Owner's review and approval, no later than October 31 of the immediately preceding year for the 2016 calendar year and October 15 of the immediately preceding year for the 2017 (and any subsequent) calendar year. If final approval of a proposed Annual Business Plan by Owner has not been given by the beginning of the year to which such proposed Annual Business Plan relates, Manager shall operate the Project on the basis of the previous year’s approved Annual Business Plan, adjusted by (i) assuming that the revenue from the Project will increase to 103% of the revenues collected in the prior year, (ii) assuming that the Controllable Expenses will increase to 103% of the amount of the actual Controllable Expenses incurred in the prior year, (iii) increasing all Uncontrollable Expenses by any anticipated or known increases in such Uncontrollable Expenses, and (iv) including any Emergency Expenditure (as defined in Section 5(k) below). Notwithstanding the foregoing to the contrary, if, prior to the commencement of calendar year 2016, the parties have not agreed on the budget for capital expenditures at the Project in the Annual Business Plan for calendar year 2016, there shall be no changes in budgeted capital expenditures for calendar year 2016; provided, however, that any incomplete capital projects commenced in calendar year 2015 and contemplated in the Initial Business Plan shall be funded as provided in the Initial Business Plan until such capital projects are completed.

6

(iii)	If Manager and Owner agreed to the Annual Business Plan for calendar year 2017 in accordance with subsection (ii) above, then the Annual Business Plan for calendar year 2018 shall also be determined in accordance with the applicable provisions of subsection (ii) above. If, however, Manager and Owner were unable to agree to the Annual Business Plan for calendar year 2017, then Owner may establish the Annual Business Plan for calendar year 2018 without Manager’s consent.

(iv)	For Annual Business Plans for calendar years 2019 and all subsequent calendar years, if applicable, Manager shall have the right to prepare and propose an Annual Business Plan for such calendar year on or prior to October 15 of the immediately preceding year (without obligation to do so), and Owner may, regardless of the information contained in Manager’s proposal, establish the Annual Business Plan for the applicable calendar year, without Manager’s consent.

(v)	Manager and Owner each acknowledge and agree that, in establishing the Annual Business Plans in accordance with this Section 5(e), each shall be obligated to act reasonably and in good faith, taking into account past performance of the Project, leasing trends and competitive properties within the market where the Project is located, the age of the Project and the units at the time such Annual Business Plan is established, and such other factors as reasonably prudent owners and managers of multifamily assets substantially similar to the Project would take into account in order to maximize revenue therefrom.

7

(vi)	No material deviations (as defined herein) from any item in an Annual Business Plan approved in accordance with the terms herein shall be made by Manager without the prior approval of the “Management Committee” (as defined in the Operating Agreement), to the extent required by the Operating Agreement. The Manager shall provide quarterly updates to the Annual Business Plan, solely for informational purposes. Each Annual Business Plan shall include the information set forth in Exhibit “E”. Owner (and its sole member) will consider the proposed Annual Business Plan in accordance with the terms of the Operating Agreement and will consult with Manager prior to the commencement of the forthcoming calendar year in order to agree on an Annual Business Plan for such calendar year. In no event shall Owner have the right to modify the Annual Business Plan to reduce the Management Fee or Reimbursable Expenses otherwise due pursuant to Section 4. In no event shall Manager be deemed in default under this Agreement if such changes by Owner to the Annual Business Plan cause Manager to have insufficient funds to perform its obligations hereunder. Manager agrees to use commercially reasonable efforts to ensure that the actual costs of maintaining and operating the Project shall not exceed the amount reasonably necessary and, in any event, will not exceed either the Annual Business Plan either in total amount or in any one accounting category. Notwithstanding anything to the contrary, Manager shall secure Owner's prior written approval for any expenditure that will result in an excess of the annual budgeted amount set forth in the Annual Business Plan in any one accounting category by the lesser of ten percent (10%) or $10,000 or $25,000 in the aggregate for all categories (a “material deviation”). Manager shall promptly advise and inform the Owner of any transaction, notice, event or proposal directly relating to the management and operation of the Project which does or is likely to significantly affect, either adversely or favorably, the Project, other assets of the Owner or cause a material deviation from the Annual Business Plan. Nothing contained herein shall in any way diminish the obligations or duties of Manager hereunder.

(f)                 Leasing, Collection of Rents, Etc.

(i)      Manager shall use commercially reasonable efforts consistent with the standard of care set forth herein to lease apartment units in accordance with all Applicable Laws, to retain residents and to maximize Rental Income. Manager shall not enter into any Lease which has a term less than six (6) months or greater than fifteen (15) months, except as approved by Owner or as may be expressly permitted by any loan documents applicable to the Project entered into by Owner from time to time during the term hereof. Manager shall comply in all material respects with all of the terms and conditions applicable to the leasing of the Project set forth in any Loan Documents.

(ii)     Manager shall sign apartment leases (“Leases”) on behalf of Owner in its capacity as property manager hereunder. Manager shall only sign Leases in the form of lease attached hereto as Exhibit “D”.

(iii)    Manager shall collect rents, security deposits and other charges payable by Tenants in accordance with the Leases, and shall collect Monthly Gross Receipts due Owner with respect to the Project from all other sources, and shall deposit all such monies received promptly upon receipt in the appropriate accounts as provided herein. If Manager receives Excluded Items, Manager shall promptly deposit same in an account designated by Owner.

(iv)    Manager shall pay all debt service, monthly bills and insurance premiums on the Project from the Depository Account.

8

(v)     Manager shall, at Owner's expense, market the Project for rental, terminate Leases, evict Tenants, institute and settle suits for delinquent payments as Manager, in its reasonable discretion, deems advisable, subject to other provisions of this Agreement. In connection therewith, Manager may, at Owner's expense, as limited by the provisions of Section 5(l) of this Agreement, consult and retain legal counsel.

(vi)    Manager shall, at Owner’s written request, on the twenty-first (21st) day of each month, pay Owner an amount equal to Monthly Gross Receipts for such month, less amounts paid for Approved Operating Expenses of the Project in accordance with this Agreement, including, without limitation, the fees owed to Manager pursuant to Section 4 of this Agreement.

(vii)   The responsibilities and services included in this Section 5 as part of Manager's duties shall not entitle Manager to any additional compensation over and above the fees set forth in Section 4 of this Agreement. Except as expressly provided in Section 4, Manager shall not be entitled to any compensation based upon any Project financing or sale of the Project, unless Manager is engaged pursuant to a separate agreement with Owner to provide brokerage services in connection therewith, in which case Manager's right to compensation for Project financing or sale shall be based upon such separate agreement.

(g)                Repair, Maintenance and Service.

(i)      Manager shall maintain the Project in good repair and condition, consistent with the standard of care set forth herein and in accordance with the Annual Business Plan.

(ii)      Subject to the other terms and conditions of this Agreement, Manager in its capacity hereunder shall, in Owner's name and at Owner's expense, execute contracts for water, sanitary sewer, electricity, gas, internet service, telephone, trash removal, television, vermin or pest extermination and any other services which are necessary to properly maintain the Project, except for utility services to individual apartment units, which shall be each Tenants’ respective responsibility to the extent provided in the applicable Leases. Any such contracts shall not, unless the Owner otherwise approves the terms thereof, materially deviate from the terms of the then existing approved Annual Business Plan of the Project. Manager shall, in Owner's name and at Owner's expense, out of available cash flow, hire and discharge independent contractors for the repair and maintenance of the Project. Other than Leases, which Manager is authorized to execute hereunder, Manager shall not, without the prior written consent of the Owner, enter into any contract in the name of Owner which may not be terminated without payment of penalty or premium with not more than thirty (30) days’ notice. Except as set forth above, Manager shall be permitted to and shall enter into all other contracts (in the name of and/or as agent for Owner) in accordance with the standard of care established by this Agreement and as Manager reasonably believes are necessary to perform Manager’s obligations hereunder. Manager shall act at arms’ length with all contractors and shall employ no Affiliates of Manager without the prior written consent of Owner.

9

(h)           Manager's Employees. Manager shall have in its employ at all times a sufficient number of employees to enable it to professionally manage the Project in accordance with the terms of this Agreement, as determined by Manager in its professional discretion and subject to the Annual Business Plan. Manager shall prepare, execute and file all forms, reports and returns, as applicable, but only to the extent expressly required by Applicable Laws, and Manager shall be permitted to rely on the advice of counsel and other experts in making the determination of what is required. Manager is authorized to screen, test, investigate, hire, supervise, discharge, and pay all personnel necessary in Manager’s reasonable discretion to maintain and operate the Project. Owner shall reimburse Manager for all employee related expenses, liabilities, and administrative burden (including, without limitation, costs for all full-time and part-time employees such as gross salaries and wages, payroll taxes, health insurance, workers compensation, and other benefits of Manager’s employees including the costs for training, software, and other administrative and processing costs, including without limitation, payroll processing, risk management, benefits administration, travel, marketing expenses, bank charges, telephone and answering service [which may be equitably allocated on a prorata basis (based on the gross revenues of each such property) among the Project and other properties managed by Manager, if applicable]) and all costs related to pre-employment testing and screening, provided, however, that all of the foregoing costs shall be subject to the then effective Annual Business Plan or otherwise permitted or approved by Owner pursuant to this Agreement. Owner expressly acknowledges and agrees that Manager may use employees normally assigned to other work centers and/or part-time employees to properly staff the Project, in which case wages and related expenses shall be reimbursed on a pro rata basis for the time actually spent for the Project (rather than being allocated based on the gross revenues of each property); provided, however, Owner shall not pay or reimburse Manager for all or any part of Manager's general overhead expenses, including salaries and payroll expenses of personnel of Manager, except as otherwise set forth herein.

(i)           Books and Records.  Manager shall keep, or shall supervise and direct the keeping of, a comprehensive system of office records, books and accounts pertaining to the Project.  Such accounts shall be maintained using accrual method of accounting in accordance with federal tax or generally accepted accounting principles (GAAP); provided that Owner may instruct Manager in writing to utilize an accounting method other than GAAP.  Manager shall preserve all invoices for a period of four years (or such other period as may be required by applicable law) or until this Agreement terminates and such items are delivered to Owner at Owner’s request and expense. All books, correspondence and data pertaining to the leasing, management and operation of the Project shall, at all times, be safely preserved. Such books, correspondence and data shall be available to Owner at all reasonable times, upon not less than forty-eight (48) hours’ advance notice, for Owner’s inspection thereof, and shall, upon the termination of this Agreement be delivered to Owner in their entirety and upon request of Owner be delivered to Owner within thirty (30) days of such request. Manager shall maintain files of all original documents relating to Leases, vendors and all other business of the Project in an orderly fashion at the Project, which files shall be the property of Owner and shall at all times be open to Owner's inspection and available for copying at Owner's request, cost and expense. Manager shall comply with the Capitalization and Expense Policy of Bluerock Real Estate, L.L.C., a copy of the current form of which has been provided to Manager.

10

(j)           Reporting. Manager shall electronically furnish Owner with the statements and reports listed on Exhibit “F” attached hereto. For the purposes of delivering any and all statements and reports to be made on a monthly basis pursuant to Exhibit “F”, Owner acknowledges and agrees that Manager shall base such statements and reports on information current as of the close of business on the twenty-fifth (25th) day of the month, including applicable accruals, with respect to which such statements or reports apply. In addition, an annual audit report shall be prepared at Owner's expense, showing a balance sheet and an income and expense statement, all in reasonable detail and certified by an independent certified public accountant approved by Owner in its sole discretion. Within five (5) days after the end of each calendar quarter of each year, Manager shall cause to be furnished to BR DFW Portfolio JV Member, LLC (“Bluerock”) such information as reasonably requested in writing by Bluerock as is necessary for any reporting requirements of Bluerock or any direct or indirect members of Bluerock or for any reporting requirements of any REIT Member (as defined in the Operating Agreement) (whether a direct or indirect owner) to determine its qualification as a real estate investment trust and its compliance with REIT Requirements (as defined in the Operating Agreement) as shall be reasonably requested by Bluerock. Further, the Manager shall cooperate in a reasonable manner at the request of Owner and any direct or indirect member of Owner to work in good faith with any designated accountants or auditors of such party or its Affiliates so that such party or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of such party or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such party or its Affiliates. Owner may request, and Manager shall provide within a commercially reasonable period after such request, assistance with draw requests, ad hoc reports and special accounting projects at a reasonable cost to be pre-approved by Owner.  Manager shall also prepare and provide to Owner such reports and information as reasonably required by Owner to prepare the reports and tax returns required under (i) its limited liability company operating agreement and (ii) the Loan Documents. Except as noted above, in Section 4(b) or Exhibit F of this Agreement, all costs and expenses incurred in connection with the preparation of any statements, budgets, schedules, computations and other reports required under this Agreement shall be the responsibility of Manager.

11

(k)           Approved Operating Expenses; Emergency Expenditures. The Approved Operating Expenses which Manager is authorized to incur and pay on behalf of Owner under this Agreement shall in all respects be limited to those expenses set forth in the Annual Business Plan for the period during which such expenses are paid; provided, however, that Manager shall be authorized to incur and pay for all other expenses permitted pursuant to Section 5(e) above, or which are otherwise expressly permitted by this Agreement regardless of whether or not such expenses are within the limitations set by the Annual Business Plan. Any expenses permitted pursuant to Section 5(e) or otherwise approved in writing by Owner which were not included in the Annual Business Plan shall be deemed sums permitted to be expended by Manager in addition to (and not in limitation of) the amounts permitted under the Annual Business Plan. The foregoing notwithstanding, if an Emergency occurs necessitating repairs the cost of which would have the effect of exceeding the Annual Business Plan by more than those limitations as provided above (such expenses referred to herein as “Emergency Expenditures”), and Manager is unable to communicate promptly with Owner, then Manager may order, contract for and pay for such Emergency Expenditures not to exceed $20,000, with the cost thereof being included as a Reimbursable Expense for the purposes of the Agreement, and Manager shall promptly thereafter notify Owner of any such expenses and the nature of the Emergency.

(l)                 Legal Proceedings and Compliance with Applicable Laws.

(i)      Manager shall promptly notify Owner (and each insurance carrier of which Manager is aware and whose policy may cover a related claim) in writing of the receipt of, or attempted service on Owner or Manager of (A) any demand, notice or legal process, or (B) the occurrence of any casualty, loss, injury or damage on, at or concerning the Project.

(ii)     Manager acknowledges that it is not authorized to accept service of process or any other notice on behalf of Owner. Manager shall not make representations or provide information to any Person that is inconsistent with the foregoing.

(iii)    Manager shall promptly provide copies to Owner of all notices and other written communications from Owner's insurance carriers with respect to accepting coverage, appointing counsel or any other matter related to a claim against Owner.

(iv)    Manager shall promptly provide notice to Owner of any oral or written communication relating to the Project that Manager receives from a governmental or regulatory agency. Manager shall promptly provide Owner with a complete copy of any such written materials.

(v)     Manager shall fully comply and cause its employees to fully comply, with all Applicable Laws in connection with this Agreement and the performance of its obligations hereunder.

(vi)    Manager agrees that it shall not, and shall not permit its employees to, cause any hazardous materials or toxic substances, to be stored, released or disposed of on or in the Project except as may be incidental to the operation of the Project (e.g., cleaning supplies, fertilizers, paint, pool supplies and chemicals) and then only in complete compliance with all Applicable Laws, in conformity with the standard of care established hereby and in accordance with any limitations set forth in any loan documents evidencing or securing any financing secured by the Project. If (A) there is a violation of Applicable Laws or a violation of the terms of any applicable loan documents regarding the storage, release and disposal of such hazardous materials, or toxic substances, or (B) Manager reasonably believes that the storage, release or disposal of any hazardous material, petroleum product, or toxic substances, could cause liability to the Owner, including any releases caused by Tenants, third parties or employees, on or affecting the Project, Manager shall notify Owner promptly.

12

(vii)   Manager agrees that the Project shall be offered to all prospective tenants on a nondiscriminatory basis without regard to race, color, religion, sex, family status, handicap or national origin in accordance with Applicable Law.

(m)    Computers. All computers, hardware, software, computer upgrades and maintenance in connection therewith shall be at Owner's expense.

(n)     Insufficient Cash Flow. In the event that the Depository Accounts for the Project do not have sufficient funds to cover the monetary obligations of Manager or the Project pursuant to this Agreement, Manager shall give Owner prompt written notice with respect to such shortfall and if Owner has not promptly provided funds, then Manager will have no duty to perform any such obligations until Owner provides sufficient funding, and Manager shall not be in default under this Agreement for failure to perform any obligation hereunder as a result of such lack of funds. If Manager suspects that the cash flow from the Project will not, at any time, be sufficient to cover any Project related expenses, Manager shall promptly notify Owner, and Manager and Owner shall mutually determine the order in which the obligations of the Project will be satisfied; provided, however, that Manager and Owner agree that available cash flow will in any event first be applied to Uncontrollable Expenses that are then due and payable.

6.	Insurance Requirements.

(a)	MANAGER'S INSURANCE: Manager shall obtain and maintain the following insurance (the specifications for which may be changed from time to time by Owner) necessary to protect the interest of Owner as it relates to Manager's operations hereunder, at Manager's sole cost and expense, from authorized insurance companies approved by Owner rated by Best's Rating at A XII or higher.

(i)           COMMERCIAL GENERAL LIABILITY INSURANCE: Commercial general liability insurance for the benefit of Manager and Owner in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate covering claims for bodily injury, property damage, personal and advertising injury, products and completed operations (the "Manager's Liability Insurance"). The Manager’s Liability Insurance shall provide for:

1.	Coverage on an occurrence form.
2.	Contractual liability coverage covering the indemnification section of this Agreement.
3.	“Additional Insured – Owners, Lessees or Contractors – (FORM B), CG 20 10 11 85” or its equivalent providing coverage for both ongoing and completed operations and naming Owner as an additional insured.

13

4.	Manager’s policy shall not include a Limitation of Coverage Real Estate Operations (CG 22 60 07 98) endorsement, Real Estate Property Managed Endorsement (CG 22 70 11 85) or similar endorsements excluding or limiting coverage for bodily injury, property damage or personal and advertising injury.
5.	Manager shall continue to name Owner as an additional insured for a period of three years following the termination of this Agreement. Manager shall provide Owner with an original certificate of insurance not less than fifteen days prior to each renewal date during this three-year period.
6.	If the Manager utilizes the services of an employee leasing company, then it’s general liability policy must include ISO endorsement CG 04 24 10 93 Coverage for Injury to Leased Workers.
7.	The pollution exclusion must be modified to include coverage for pollution claims related to a hostile fire as well as pollutants that are released from the building’s heating equipment or equipment used to heat water.
8.	A separation of insured clause.

(ii)	UMBRELLA OR EXCESS LIABILITY: limits of $5,000,000: Providing follow-form coverage over the Commercial General Liability, Automobile Liability and Employers’ Liability policies.

(iii)	AUTO LIABILITY INSURANCE: Manager, at its expense which is not reimbursable, shall carry and maintain business auto liability insurance covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident. If the Manager utilizes the services of an employee leasing company then its Commercial Auto Liability policy must include ISO endorsement CA 23 25 07 97 Coverage for Injury to Leased Workers. Owner shall be named as additional insured.

(iv)	WORKERS’ COMPENSATION AND EMPLOYERS’ LIABILITY INSURANCE:

1.	Workers’ compensation – Statutory limits of insurance covering employees, including principals. In the event the principal has waived coverage for himself/herself, it is hereby agreed by all parties that the principal may not perform any work under this Agreement.

14

2.	Employers’ liability limits.
(A) $1,000,000 for bodily injury caused by accident, each accident.
(B) $1,000,000 for bodily injury caused by disease, each employee.
(C) $1,000,000 for bodily injury caused by disease, policy limit.

(v)	PROPERTY MANAGER’S ERRORS AND OMISSIONS LIABILITY:
1.	Limits of Insurance: $1,000,000 per occurrence, $2,000,000 aggregate
2.	If coverage is on a claims-made basis, the retroactive date must be a date that is not later than the date on which Manager began performing services on behalf of the Owner.
3.	Contingent bodily injury and property damage coverage.
4.	Coverage shall be maintained for a period of three years after the termination of services. Manager shall provide Owner with an original certificate of insurance on or before each renewal date during this three-year period.
5.	The policy shall include a separation of insureds clause.

(vi)	COMMERCIAL CRIME INSURANCE:
1.	Limits of Insurance: $1,000,000 employee dishonesty, $1,000,000 forgery or alteration, $1,000,000 computer fraud, $1,000,000 wire funds transfer fraud, $1,000,000 money and securities on and off premises
2.	Third party coverage.
3.	No limitation or exclusion related to acts of collusion.
4.	Owner shall be included as Loss Payees as its interest may appear.
5.	Coverage shall be included for theft of Owner’s property by Manager’s owners, directors and officers.
6.	The definition of employee shall include leased employees if the Manager utilizes the services of an employee leasing firm.

(vii)	EMPLOYMENT PRACTICES LIABILTIY INSURANCE:
Employment Practices Liability insurance with limits of $1,000,000 per occurrence/aggregate, including third party coverage for sexual harassment, discrimination and other coverable employment-related torts.

(viii)	CERTIFICATES OF INSURANCE: Manager shall not begin performing services hereunder until original certificates of insurance showing evidence of the coverages outlined below have been furnished to and approved by Owner. Each policy shall provide for thirty (30) days' advance written notice of cancellation or material change by mail to Owner from the insurance company, and this provision shall be evidenced on the certificates. Evidence of renewal or replacement coverages shall be furnished to the Owner not less than ten (10) days prior to expiration but in no event later than the renewal date itself.

15

(b)	OWNER’S INSURANCE: Owner shall obtain and maintain the following insurance (the specifications for which may be changed from time to time by Owner) necessary to protect the interest of Owner as it relates to the Project, at Owner's sole cost and expense, from authorized insurance companies with an AM Best rating of A IX or higher.

(i)	PROPERTY INSURANCE: Hazard insurance in the amount of the full replacement cost of the Project, and such other property insurance as Owner may elect, at Owner's expense.

(ii)	LIABILITY INSURANCE: Commercial general liability insurance including contractual liability for insured contracts, on an "occurrence" basis, naming Manager as an additional insured, with limits of not less than Three Million Dollars ($3,000,000) per occurrence (the "Owner's Liability Insurance"). This limit may be satisfied by a combination of CGL and umbrella/excess liability insurance. The Owner's Liability Insurance shall include coverage for losses arising from the ownership, management, and operation of the Project. This insurance shall be primary for Owner and Manager with respect to the Project.

(iii)	CERTIFICATE OF INSURANCE: Owner shall provide to Manager a certificate of insurance evidencing such coverage from an insurance carrier with an A.M. Best Rating of A VIII or higher reflecting that the Owner's Liability Insurance is effective in accordance with this section and that the Owner's Liability Insurance will not be canceled without at least thirty (30) days prior written notice to Manager.

(c)	MASTER INSURANCE PROGRAM. Alternatively, Manager has arranged, through its insurance agent, a master insurance program in which owners of property managed by Manager may participate (the “Master Insurance Program”). If Owner elects to participate in the Master Insurance Program, the Owner shall pay the amount thereof set forth on the insurance invoice delivered to Owner under the Master Insurance Program, which invoice may include administrative charges in excess of the actual insurance premiums charged by the underling insurance carriers. All insurance coverage provided under the Master Insurance Program shall be terminated when this Agreement expires or is sooner terminated without the need for prior notice of termination of the insurance coverage. Owner acknowledges that Manager is not an expert or consultant regarding insurance coverages and requirements; accordingly, Owner assumes all risk with respect to the adequacy of insurance coverages, whether such insurance is provided through the Master Insurance Program or otherwise, and Manager shall have no liability therefor in any respect. Manager shall be named an additional insured under any policies of insurance carried by Owner with respect to the Project.

16

(d)	ANNUAL BUSINESS PLAN. Upon Manager’s submission of each Annual Business Plan, Manager shall affirmatively and in writing confirm and set forth the scope of all existing insurance coverage, including confirming coverage for the forthcoming year.

7.	Representations and Duties of Manager. Manager represents, warrants, covenants and agrees that:

(a)	Manager has the authority to enter into and to perform this Agreement, to execute and deliver all documents relating to this Agreement, and to incur the obligations provided for in this Agreement.

(b)	When executed, this Agreement shall constitute the valid and legally binding obligations of Manager in accordance with its terms.

(c)	Manager has all necessary licenses, consents and permissions to enter into this Agreement, manage the Project, and otherwise comply with and perform Manager's obligations and duties hereunder. Manager shall comply with any conditions or requirements set out in any such licenses, consents and permissions, and shall at all times operate and manage the Project in accordance with such conditions and requirements.

(d)	During the term of this Agreement, Manager will be a valid limited liability company, duly organized under the laws of the State of its formation, be qualified in the State in which the Project is located and shall have full power and authority to manage the Project, and otherwise comply with and perform Manager's obligations and duties under this Agreement.

(e)	Manager shall comply with any requirements under applicable environmental laws, regulations and orders which affect the Project.

(f)	Manager shall cause the Project to be operated in a manner so that all requirements shall be met which are necessary to obtain or achieve issuance of all necessary permanent unconditional certificates of occupancy, including all governmental approvals required to permit occupancy of all of the apartment units in the Project.

8.	Representations of Owner. Owner represents and warrants, that:

(a)	Owner has the authority to enter into and to perform this Agreement, to execute and deliver all documents relating to this Agreement, and to incur the obligations provided for in this Agreement;

(b)	The Person executing this Agreement on behalf of Owner has the requisite power and authority to execute this Agreement on behalf of Owner; and

17

(c)	When executed, this Agreement, together with all documents executed pursuant hereto, shall constitute the valid and legally binding obligations of Owner in accordance with its terms.

9.	Indemnification.

(a)	Indemnification of Owner. Manager shall indemnify, protect, defend (with legal counsel approved by Owner) and hold harmless Owner and Owner's members, managers, partners and Affiliates, together with their respective officers, directors, agents, employees and affiliates (collectively, "Owner Indemnitees"), from and against any and all claims, demands, actions, liabilities, losses, costs, expenses, damages, penalties, interest, fines, injuries and obligations, including reasonable attorneys' fees, court costs and litigation expenses ("Claims") actually incurred by any Owner Indemnitee as a result of (i) any act by Manager (or any officer, agent, employee or contractor of Manager) outside the scope of Manager's authority hereunder, (ii) any act or failure to act by Manager (or any officer, agent, employee or contractor of Manager) constituting gross negligence, willful misconduct, fraud or material breach of this Agreement, other than as covered by Owner's insurance (for negligence or misconduct only) and to the extent Owner's insurance is available, (iii) Claims made by current or former employees or applicants for employment arising from hiring, supervising, firing, sexual harassment, and other employment-related torts, (iv) any act or omission by Manager, its employees, officers, agents or contractors knowingly in violation of any Applicable Laws or (v) any claims for financial harm that are the type covered under Manager’s property management errors and omissions/professional liability insurance.

(b)	Indemnification of Manager by Owner. Owner shall indemnify, protect, defend and hold harmless Manager and its Affiliates, together with their respective officers, directors, agents, employees and affiliates (collectively, "Manager Indemnitees") from and against any and all Claims actually incurred by any Manager Indemnitee resulting from performance of its obligations under this Agreement, except that this indemnification shall not apply with respect to any Claims (i) resulting from any act by Manager, its employees, officers, agents or contractors outside the scope of Manager's authority hereunder, (ii) resulting from any act or failure to act by Manager, its employees, officers, agents or contractors constituting gross negligence, willful misconduct, fraud or material breach of this Agreement, (iii) resulting from Claims made by current, former employees or applicants for employment arising from hiring, supervising, firing, sexual harassment, and other employment-related torts, (iv) any act by Manager, its employees, agents or contractors knowingly in violation of any Applicable Law, or (v) any claims for financial harm that are the type covered under Manager’s property management errors and omissions/professional liability insurance.

(c)	Survival. The provisions of this Section 9 shall survive the termination of this Agreement.

18

10.	Defaults.

(a)	Manager's Event of Default. Manager shall be deemed to be in default hereunder upon the happening of any of the following ("Manager's Event of Default"):

i.           The failure by Manager to keep, observe or perform any covenant, agreement, term or provision of this Agreement and the continuation of such failure, in full or in part, for a period of thirty (30) days after written notice thereof by Owner to Manager, or if such default cannot be cured within such thirty (30) day period, then such additional period as shall be reasonable (but in no event to exceed an additional sixty (60) days thereafter), provided Manager commences to cure such default within such thirty (30) day period and proceeds diligently to prosecute such cure to completion;

ii.           The making of a general assignment by Manager for benefit of its creditors, the filing by Manager with any bankruptcy court of competent jurisdiction of a voluntary petition under Title 11 of U.S. Code, as amended from time to time, the filing by Manager of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, Manager being the subject of any order for relief issued under such Title 11 of the U.S. Code, as amended from time to time, or the dissolution or liquidation of Manager;

iii.           The failure of the net operating income derived from operation of the Project for any twelve (12) consecutive month period to be 92% or more of the net operating income projected in the applicable Annual Business Plan (or Annual Business Plans, as applicable) for such trailing twelve (12) consecutive month period (the “Performance Standard”). For purposes of this Section 10(a)(iii), the Performance Standard shall be tested every six (6) months, with the first test occurring in the month after the first (1st) anniversary of this Agreement;

iv.           The intentional misapplication, misappropriation or commingling of funds held by Manager for the benefit of Owner, including the payment of fees to Affiliates of the Manager or the loaning of funds to Affiliates; or

v.           The occurrence of any other for Cause event with respect to Manager’s Affiliate, Carroll Co-Invest III DFW Portfolio, LLC, a Georgia limited liability company.

(b)	Remedies of Owner. Upon a Manager's Event of Default, after expiration of any applicable notice and cure periods, Owner shall be entitled to (i) terminate in writing this Agreement effective as of the date designated by Owner (which may be the date upon which notice is given) and/or (ii) pursue an action for the actual compensatory damages incurred by Owner provided the Manager’s Event of Default has not then been cured or such cure has not commenced and is not being diligently pursued. Owner expressly agrees that termination of this Agreement and compensatory monetary damages are its sole rights and remedies with respect to a Manager's Event of Default and Owner expressly waives and releases all other rights and remedies, including, without limitation, the right to seek equitable relief, including specific performance or injunctive relief, and to sue for any consequential or punitive damages.

19

(c)	Owner's Event of Default. Owner shall be deemed to be in default hereunder upon the happening of any of the following (an "Owner's Event of Default"):

i.           The failure by Owner to keep, observe or perform any covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of thirty (30) days after written notice thereof by Manager to Owner, or if such default cannot be cured within such thirty (30) day period, then such additional period as shall be reasonable, provided Owner commences to cure such default within such thirty (30) day period and proceeds diligently to prosecute such cure to completion; or

ii.           The making of a general assignment by Owner for benefit of its creditors, the filing by Owner with any bankruptcy court of competent jurisdiction of a voluntary petition under Title 11 of U.S. Code, as amended from time to time, the filing by Owner of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, Owner being the subject of any order for relief issued under such Title 11 of the U.S. Code, as amended from time to time, or the dissolution or liquidation of Owner.

(d)	Remedies of Manager. Upon an Owner's Event of Default, Manager shall be entitled to (i) terminate in writing this Agreement effective as of the date designated by Manager which is at least ten (10) days after receipt of such notice of termination by Owner provided the Owner’s Event of Default has not then been cured or such cure commenced, and/or (ii) pursue an action for the actual compensatory damages incurred by Manager. Manager expressly agrees that termination and compensatory monetary damages are its sole rights and remedies with respect to an Owner's Event of Default and Manager expressly waives and releases the right to seek equitable relief, including specific performance or injunctive relief, and to sue for any consequential or punitive damages.

11.	Termination Rights. In addition to the termination right set forth in Section 3 above, Manager and Owner shall have the following rights to terminate this Agreement:

(a)	Termination By Owner Upon Manager's Event of Default. Upon a Manager's Event of Default, Owner may terminate this Agreement as specified in Section 10(b) of this Agreement.

(b)	Termination By Manager Upon Owner's Event of Default. Upon an Owner's Event of Default, Manager may terminate this Agreement as specified in Section 10(d) of this Agreement.

20

(c)	Termination Without Cause. Beginning on the first day of the thirty-fifth (35th) month of the Initial Term, and continuing thereafter during any renewal term pursuant to Section 3, either Owner or Manager may give a written notice of termination, providing the other party at least thirty (30) days’ prior written notice, without cause.

(d)	Termination Upon Sale. Upon any sale of the Project, this Agreement shall automatically terminate as of the closing date of such sale.

(e)	Effect of Termination Upon Payment of Fees. Upon the termination of this Agreement for any reason, Manager shall be entitled to its earned, but unpaid, fees as set forth in Section 4 of this Agreement, for the period prior to the termination.

(f)	Final Accounting; Delivery of Project Upon Termination.

i. Within thirty (30) days after termination of this Agreement for any reason, Manager shall:

1.           deliver to Owner all funds (less final payroll and applicable fees), checks, keys, Lease files, books and records and other Confidential Information; and

2.           Promptly leave the Project and cause Manager’s employees to leave the Project without causing any damage thereto.

ii. Within ninety (90) days after termination of this Agreement, Manager shall deliver to Owner a final accounting for the Project, reflecting the balance of income and expenses with respect to the Project as of the date of termination.

iii.Termination of this Agreement under any of the provisions of this Agreement shall not release either party as against the other from liability for failure to perform any of its duties or obligations as expressed herein and required to be performed prior to such termination. Owner agrees to cooperate with Manager, and Manager agrees to cooperate with Owner, in the performance of the obligations set forth in this Section 11(f).

Notwithstanding anything set forth in this Agreement to the contrary, so long as that loan (the “Loan”) in favor of Owner from Lender is outstanding, Owner and Manager acknowledge and agree that Lender may require termination of this Agreement as more particularly set forth in the Loan Documents, including, without limitation, any subordination of this Agreement executed by Manager in connection therewith (the “Subordination”).

21

12.	Confidentiality.

(a)	Preservation of Confidentiality. In connection with the performance of its obligations hereunder, Manager acknowledges that it will have access to Confidential Information. Manager shall treat such Confidential Information as proprietary to Owner and private, and shall preserve the confidentiality thereof and not disclose, or cause or permit its employees, agents or contractors to disclose, such Confidential Information. Notwithstanding the foregoing, Manager shall have the right to disclose Confidential Information if and only to the extent it has become public knowledge, but not due to the actions of Manager, or Manager is required by court order to disclose any Confidential Information. If Manager or anyone to whom Manager transmits Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the Confidential Information, Manager shall provide Owner with prompt notice thereof so that Owner may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained by Owner or Owner waives compliance with the provisions of this Agreement, Manager shall furnish or cause to be furnished only that portion of the Confidential Information which Manager is required by Applicable Law to furnish, and will exercise commercially reasonable efforts to obtain reliable assurances that confidential treatment is accorded the Confidential Information so furnished.

(b)	Property Right in Confidential Information. All Confidential Information shall remain the property of Owner and Manager shall have no ownership interest therein.

13.	Survival of Agreement. All indemnity obligations set forth herein, all obligations to pay earned and accrued fees and expenses, all confidentiality obligations, and all obligations to perform accrued prior to the date of termination shall survive the termination of this Agreement.

14.	Enforcement of Agreement. This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the parties hereto, shall be governed and construed by and in accordance with the law of the State in which the Project is located. In any dispute pertaining to, or litigation or arbitration arising from the enforcement or interpretation of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs actually incurred, including those incurred in connection with all appellate levels, bankruptcy, mediation or otherwise to maintain such action, from the losing party.

15.	Assignment. Manager shall not sell, directly or indirectly, assign or otherwise transfer by operation of law or otherwise all or any part of its rights or obligations under this Agreement, except, with Owner’s consent, to an Affiliate of Manager or to any lender of Manager as collateral security for any and all borrowings of Manager and/or any of its Affiliates, and any such unauthorized assignment shall be void ab initio and of no effect. A change in the ownership of Manager shall not constitute an assignment, provided that the Key Individuals (as defined in the Operating Agreement), or any of them, remain in control of the day to day operations of Manager with respect to the Project.

22

16.	Use of Trademark. If at any time the Project shall be promoted and branded using the name “ARIUM” (the “Trademark”), as elected by Owner in its sole discretion, Owner shall grant (or cause to be granted) to Manager a non-exclusive, royalty-free license to use (but not the right to sublicense) the Trademark for such purpose, until the earlier of (i) the dissolution and termination of this Agreement or (ii) the date on which Owner elects, in its sole discretion, to brand the Project using a different name. Owner and certain of its Affiliates retain ownership of and the right to use (and to license) the Trademark in connection with any and all matters. At no time during the term of the Agreement shall any value be placed upon the Trademark by Manager or the right to its use, or the goodwill, if any, attached thereto. Upon the dissolution of this Agreement, neither the Trademark nor the right to its use, nor the goodwill, if any, attached thereto shall be considered as an asset of the Manager, unless otherwise licensed or sublicensed to Manager by Affiliates of Owner having a right to so license or sublicense the Trademark.

17.	Mortgage Provision. Notwithstanding any provisions contained in this Agreement to the contrary, the Manager shall observe the restrictions and requirements of any mortgages, deeds of trust and other loan documents now or hereafter affecting the Project, including, without limitation, the Loan Documents, provided the Owner provides copies thereof to Manager (Manager acknowledging receipt of the applicable Loan Documents in existence as of the date hereof). Without limiting the generality of the foregoing, Manager shall comply with any insurance and cash management system required by such loan documents. Manager agrees to enter into such agreements as the lender under such loan documents reasonably requires (including, without limitation, any Subordination) (i) to evidence and confirm the subordination of Manager’s rights hereunder to the rights of such lender, (ii) to acknowledge any assignment of this Agreement by the Owner to such lender; (iii) to give such lender notice of and opportunity to cure any default of Owner under this Agreement; (iv) to permit termination of this Agreement upon an event of default under such loan documents; and (v) to agree to continue performance hereunder for the benefit of such lender (so long as the fees provided herein continue to be paid).

18.	Notices. All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by Applicable Law shall be in writing and shall be deemed to have been validly given or served by delivery of same in person to the addressee, by depositing same with a nationally recognized overnight delivery service such as Federal Express for next business day delivery ("Overnight Delivery") or by sending by facsimile transmission, addressed as follows:

23

If to Owner:	c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th Floor
New York, New York 10019
Attention: Jordan B. Ruddy
Facsimile No. (646) 278-4220

with copies to:	c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th Floor
New York, New York 10022
Attention: Michael Konig, Esq.
Facsimile No. (646) 278-4220

And:	c/o Carroll Organization, LLC
3340 Peachtree Road, Suite 1620
Atlanta, Georgia 30326
Attention: M. Patrick Carroll
Facsimile No. (404) 523-9372

If to Manager:	Carroll Management Group, LLC.
c/o Carroll Organization, LLC
3340 Peachtree Rd, NE Suite 2250
Atlanta, GA 30326
Attn: Linda Masterson
Facsimile No. 404-806-4266

All notices shall be effective upon such personal delivery, upon being deposited in Overnight Delivery or upon facsimile transmission as required above. However, with respect to notices so deposited in Overnight Delivery, the time period in which a response to any such notice, demand or request must be given shall commence to run from the next business day following any such deposit in Overnight Delivery. Notices delivered via facsimile will be effective upon sender's receipt of confirmation of transmission. A party may change its address for notice purposes by giving to the other party hereto at least fifteen (15) days' prior written notice in accordance with the provisions hereof.

19.	Miscellaneous.

(a)            Captions. The captions of this Agreement are inserted only for the purposes of convenient reference and do not define, limit or prescribe the scope or intent of this Agreement or any part hereof.

(b)           Amendments. This Agreement cannot be amended or modified except by another agreement in writing, signed by both Owner and Manager.

(c)           Entire Agreement. This Agreement embodies the entire understanding of the parties, and there are no further agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

24

(d)           Time is of Essence. Time is the essence hereof.

(e)           Construction of Document. This Agreement has been negotiated at arms' length and has been reviewed by counsel for the parties. No provision of this Agreement shall be construed against any party based upon the identity of the drafter.

(f)           Severability. If any provision of this Agreement or the application thereof is held to be invalid or unenforceable, such defect shall not affect other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provisions or applications, and to this end, the provisions and applications of this Agreement shall be severable.

(g)           Waiver of Jury Trial. To the fullest extent permitted by Applicable Law, each party to this Agreement severally, knowingly, irrevocably and unconditionally waives any and all rights to trial by jury in any action, suit or counterclaim brought by any party to this Agreement arising in connection with, out of or otherwise relating to this Agreement.

(h)           No Continuing Waiver. No waiver by a party hereto of any breach of this Agreement shall be effective unless in a writing executed by such party. No waiver shall operate or be construed to be a waiver of any subsequent breach.

(i)           Terrorism and Money Laundering: Owner and Manager mutually represent and warrant to each other as follows:

(i)	They are not now nor will they be at any time following the execution of this Agreement a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the Office of Foreign Asset Control (“OFAC”) (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise (such persons being referred to in this Agreement as “Prohibited Persons”); and

(ii)	They have made reasonable inquiry and taken such other steps, consistent with best industry practices (including conducting background searches and checking published lists of Prohibited Persons) and in any event as required by Applicable Law, to ensure that no Person who is an employee of their respective organization or who owns an interest in their respective organization is now, or will be at any time following the execution of the Agreement, a Prohibited Person.

(j)           Governing Law. It is the express intention of Manager and Owner that all legal actions and proceedings related to this Agreement or to any rights or any relationship between the parties arising therefrom shall be solely and exclusively initiated and maintained in the courts and the laws of the State in which the Project is located, and such laws shall govern the validity, interpretation, construction and performance of this Agreement, excluding any conflict-of-law rules which would direct the application of the law of another jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

25

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

OWNER:

BR CARROLL PHILLIPS CREEK RANCH, LLC,
a Delaware limited liability company

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	Authorized Signatory

MANAGER:

CARROLL MANAGEMENT GROUP, LLC, a Georgia
limited liability company

By:	/s/ Josh Champion
Name:	Josh Champion
Title:	President

Exhibits:

Exhibit A - Property Description

Exhibit B – 2015 Annual Business Plan

Exhibit C - Reimbursable Expenses

Exhibit D - Form of Lease

Exhibit E - Additional Business Plan Information

Exhibit F- Statements and Reports

EXHIBIT “A”

Project Legal Description

A-1

EXHIBIT “B”

Calendar Year 2015

Annual Business Plan**

[See Attached]

**In lieu of 2015 stub period, attached is 14 month Annual Business Plan which shall be considered the Initial Business Plan and the agreed 2016 Annual Business Plan, respectively, as allocated.

B-1

EXHIBIT “C”

Approved Reimbursable Expenses

1.	license and permit fees, homeowner association fees and assessments, and all other charges of any kind or nature by any governmental or public authority

2.	Management Fees

3.	advertising and marketing expenses, and leasing fees and commissions

4.	legal, accounting, risk management, engineering, and other professional and consulting fees and disbursements

5.	accounts payable to contractors providing labor, materials, services, and equipment to the Project

6.	premiums for insurance paid with respect to the Project or the operations thereof and costs and expenses associated with the administration thereof

7.	resident improvements and replacements and segregated reserves therefore

8.	maintenance and repair of the Project and all property and equipment used in connection with the operation thereof

9.	refunds of security or other deposits to residents and contracting parties

10.	funds reserved for contingent or contested liabilities, real estate taxes, insurance premiums, or other amounts not payable on a monthly basis

11.	service contracts and public utility charges and assessments

12.	personnel administration charges and pre-employment screening

13.	payroll costs including, without limitation, those set forth in Section5(h) of this Agreement

14.	costs of credit reports, bank charges and like matters

15.	incidental expenses incurred with respect to the performance of Manager’s obligations under this Agreement, including, without limitation: courier services, postage, photocopies, signage, check printing, marketing expenses, bank charges, telephone and answering services (which may be equitably allocated on a prorata basis (based on the gross revenues of all properties against which such charges are allocated) among the other properties managed by Manager).

C-1

EXHIBIT “D”

Approved form of Lease

[See attached]

D-1

EXHIBIT “E”

Annual Business Plan Information

1.	a narrative description of any acquisitions or sales that are planned and any other activities proposed to be undertaken;

2.	a projected annual income statement (accrual basis) on a quarter-by-quarter basis;

3.	a projected balance sheet as of the end of the next year;

4.	a schedule of projected operating cash flow (including itemized operating revenues, project costs and project expenses) for such year on a quarter-by-quarter basis, including a schedule of projected operating deficits, if any;

5.	a marketing plan indicating the portions of the Project that Manager recommends be made available for lease and the proposed terms and conditions relating thereto;

6.	a detailed budget reflecting on a line by line basis all projected operating expenses and any proposed construction and capital expenditures for the Project, including projected dates for commencement and completion of the foregoing;

7.	a description of the proposed investment of any funds of the Owner which are (or are expected to become) available for investment;

8.	a description, including the identity of the recipient (if known) and the amount and purpose, of all fees and other payments proposed, expected or projected to be paid for professional services and, if a fee or payment exceeds $25,000, for other services rendered to or on behalf of the Owner by third parties;

9.	a projection of the amount of any anticipated additional Capital Contributions (as defined in the Operating Agreement) which may be called for pursuant to Section 5.2(a) of the Operating Agreement and the purposes for which such additional Capital Contributions may be used; and

10.	such other information reasonably requested from time to time by Owner.

E-1

EXHIBIT “F”

Statements and Reports

(a)	Within five (5) days following the end of each month, a statement of Monthly Gross Receipts for each month;

(b)	Within five (5) days following the end of each month, a monthly GAAP balance sheet and GAAP income statement, with a cumulative calendar year GAAP income statement to date, and a statement of change in the Capital Account for each Member of Owner (“Member”) the preceding month and year to date;

(c)	Within five (5) days following the end of each month, the monthly and year to date activity which shall be furnished (without notice or demand) as follows:

1.	Balance Sheet, including monthly comparison and comparison to year end (if applicable)
2.	Budget Comparison[*], including month-to-date and year-to-date variances- Detailed Income Statement, including prior 12 months
3.	Profit and loss statement compared to budget with narrative for any large fluctuations compared to budget
4.	Trial Balance that includes mapping of the accounts to the financial statements
5.	Account reconciliations for each balance sheet account within the trial balance. – Detailed support for each account reconciliation including the following:
a.	Detail Accounts Payable Aging Listing – 0-30 days, 31-60 days, 61-90 days and over 90 days
b.	Detail Accounts Receivable/Delinquency Aging Report - 0-30 days, 31-60 days, 61-90 days, over 90 days and prepayments
c.	Fixed asset roll-forward and support (invoices and checks) for any new acquisition/additions and/or support for any disposals to fixed assets.
6.	Security Deposit Activity
7.	Mortgage Statement
8.	Monthly Management Fee Calculation
9.	Monthly Distribution Calculation
10.	General Ledger, with description and balance detail
11.	Monthly Check Register together with a detailed bank reconciliation
12.	Market Survey, including property comparison, trends, and concessions
13.	Rent Roll
14.	Variance Report, including the following:
a.	Cap Ex Summary and Commentary
b.	Monthly Income/Expense Variance with notes
c.	Yearly Income/Expense Variance with notes
d.	Occupancy Commentary
e.	Market/Competition Commentary
f.	Rent Movement/Concessions Commentary
g.	Crime Commentary

F-1

h.	Staffing Commentary
i.	Operating Summary, with leasing and traffic reporting
j.	-Other reasonable reporting, as requested (e.g. Renovation/Rehab report)

All reports shall be prepared on an Accrual Basis in accordance with generally accepted accounting principles, and shall be as of each calendar month end. Manager shall furnish to Owner such other reports as may be reasonably requested by Members in order for such Members to be able to comply with any reporting requirements that are applicable to any such Member (or any Affiliate of any such Member) under any applicable organizational or offering documents affecting such Member or its Affiliates.

Within fifteen (15) days of the end of each quarter of each year, Manager shall furnish to Owner such information as requested by Owner or its Members or affiliates as is necessary for any REIT Member of Owner (whether a direct or indirect owner) to determine its qualification as a real estate investment trust (a “REIT”) and its compliance with any requirements for qualifying as a REIT (the “REIT Requirements”) as shall be requested by Owner or its Members. Further, Manager shall cooperate in a reasonable manner at the request of any Member to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates. The requesting Member shall bear the cost of any information or reports provided to such Member pursuant to this Exhibit.

[*]        Budget Comparison shall include (i) an unaudited income and expense statement showing the results of operation of the Project for the preceding calendar month and the Fiscal Year to-date; (ii) a comparison of monthly line item actual income and expenses with the monthly line item income and expenses projected in the Budget.  The balance sheet will show the cash balances for reserves and operating accounts as of the cut-off date for such month.

F-2